EXHIBIT 10.69

FIFTH AMENDMENT TO SERVICE AGREEMENT

BETWEEN

INTEGRAMED AMERICA, INC.

AND

NORTHWEST CENTER FOR INFERTILITY AND REPRODUCTIVE ENDOCRINOLOGY

THIS FIFTH AMENDMENT TO SERVICE AGREEMENT (“Fifth Amendment"), is dated as of  March 1, 2012 by and between IntegraMed America, Inc., a Delaware corporation, with its principal place of business at Two Manhattanville Road, Purchase, New York 10577 (“IntegraMed”) and Northwest Center for Infertility and Reproductive Endocrinology, a Florida partnership of professional associations with its principal place of business at 2960 North State Road 7, Suite 300, Margate, Florida 33063 (“NCIRE”).

RECITALS:

Whereas, IntegraMed and NCIRE are parties to a Service Agreement dated April 26, 2002, as amended (the “Agreement”); and

Whereas, pursuant to a Transfer, Assignment, and Custodian Agreement for Patient Records, Patient Agreements and Biological Materials, Palmetto Fertility Center, Inc. and Palmetto Fertility Laboratory, Inc. (collectively “Palmetto”) have assigned and transferred to NCIRE all patient medical records and biological materials for the purpose of custody and maintenance, and use in connection with Michael Graubert, M.D., the sole shareholder of Palmetto (“Dr. Graubert”) joining NCIRE and continuing to practice medicine solely through NICRE; and

Whereas, pursuant to an Asset Purchase Agreement, dated as of the date first above written, IntegraMed has purchased certain assets and accounts receivables from Palmetto; and

Whereas, IntegraMed and NCIRE wish to amend the Agreement, in pertinent part, providing that IntegraMed’s exclusive right to provide the Services, as defined in the Agreement, now includes the medical practice Dr. Graubert engaged in through Palmetto and will continue to engage in through NCIRE and to reflect an additional right to service fee payment in connection with Dr Graubert joining NCIRE.

Now Therefore, in consideration of the mutual promises and covenants herein contained, and as contained in the Agreement, as amended, IntegraMed and NCIRE agree as follows:

1.           The term “NCIRE” set forth in the Agreement includes Palmetto and Dr. Graubert, as absorbed by NCIRE from and after the date hereof, based on Dr. Graubert becoming an employee of NCIRE as of the date hereof and agreeing to provide Infertility Services exclusively through NCIRE from and after the date hereof.

2.           NCIRE agrees that in consideration of IntegraMed, among other things, funding the absorbing of Palmetto by NCIRE, the exclusive right to service fee, as provided for in the Agreement, is amended to include the additional amount of $540,000 (“Additional Right to Service Fee”), $500,000 of which Additional Right to Service Fee shall be paid to or on behalf of Dr. Graubert in connection with the Personal Responsibility Agreement among IntegraMed, Dr. Graubert, NCIRE (the “PRA”).

3.           A new Section 9.3 is added to the Agreement as follows:

“9.3           In the event this Agreement is terminated for any reason or is not renewed, on the termination or expiration date, NCIRE shall repay to IntegraMed $500,000 of the Additional Right to Service Fee; provided that if Dr. Graubert makes a payment to IntegraMed as a result of a breach of the PRA, NCIRE shall be entitled to offset any payment due to IntegraMed as a result of the termination or non-renewal of this Agreement by the amount of such payment to IntegraMed by Dr. Graubert.

4.           All other provisions of the Service Agreement, as amended, not in conflict with this Fifth Amendment remain in full force and effect.

IN WITNESS WHEREOF, the parties have signed this Fifth Amendment as the date first written above.

IntegraMed America, Inc.

By:________________________________________________
Timothy P. Sheehan, Sr. Vice President & CFO

Northwest Center for Infertility and Reproductive Endocrinology, a Florida General Partnership
By: Wayne S. Maxson, M.D., P.A., a general partner

By:_________________________________________________
Wayne S. Maxson, M.D., President